UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2017

Welltower Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2017, Welltower Inc. (the “Company”) entered into amended and restated employment agreements with Scott A. Estes (the “Estes Agreement”) and Mercedes T. Kerr (the “Kerr Agreement” and together with the Estes Agreement, the “Employment Agreements”), each of which is effective as of June 16, 2017. The Estes Agreement replaces the Second Amended and Restated Employment Agreement between Mr. Estes and the Company, dated December 29, 2008, and the Kerr Agreement replaces the Employment Agreement between Ms. Kerr and the Company, dated October 4, 2016.

Pursuant to the Estes Agreement, Mr. Estes will continue to serve as the Executive Vice President – Chief Financial Officer of the Company until January 31, 2019. He will receive an annual base salary of $510,000, together with an opportunity to earn an annual incentive cash bonus under the Company’s annual cash bonus plan in an amount determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and annual long-term stock awards under terms and conditions to be determined by the Compensation Committee.

Pursuant to the Kerr Agreement, Ms. Kerr will continue to serve as the Executive Vice President – Business & Relationship Management of the Company until January 31, 2019. She will receive an annual base salary of $484,500, together with an opportunity to earn an annual incentive cash bonus under the Company’s annual cash bonus plan in an amount determined by the Compensation Committee and annual long-term stock awards under terms and conditions to be determined by the Compensation Committee.

Under each applicable Employment Agreement, if Mr. Estes’s or Ms. Kerr’s employment is terminated by the Company without good cause or the individual resigns for a good reason, (1) the individual will receive a pro-rated annual bonus for the year of termination, a series of semi-monthly payments for each complete calendar month remaining in the term of the individual’s employment agreement (but no less than 12 months) in an amount equal to 1/24th of the sum of the individual’s then-current base salary and the Bonus Amount (defined below), and continued COBRA coverage for the remainder of the term of the applicable Employment Agreement (but no less than six (6) months, or until, if earlier, the individual obtains comparable coverage or when rights to COBRA coverage expire under applicable law), (2) any vesting requirements of outstanding stock awards based on continued service will be considered to have been satisfied, and (3) any vesting requirements of outstanding stock awards based upon performance will be subject to the treatment set forth in such stock award’s governing documents. For purposes of the Employment Agreements, “Bonus Amount” means (1) for Mr. Estes, the greater of his most recent annual cash bonus paid or 35% of his then-current salary, and (2) for Ms. Kerr, the average annual cash bonus paid to her over the prior three fiscal years. If Mr. Estes’s or Ms. Kerr’s employment is terminated without good cause or the individual resigns for a good reason upon or within 24 months following a change of control, the individual will receive a pro-rated target annual bonus for the year of termination, the present value of two times the individual’s then current annual base salary and the individual’s applicable Bonus Amount, payable in a lump sum, and continued COBRA coverage for the remainder of the term of the applicable Employment Agreement or until, if earlier, the individual obtains comparable coverage or when rights to COBRA coverage expire under applicable law. Any severance payments or benefits payable under the Employment Agreements will be subject to the individual’s execution of a customary release and compliance with customary restrictive covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2017

WELLTOWER INC.

By:	/s/ Matthew McQueen
Name:	Matthew McQueen
Title:	Senior Vice President - General Counsel & Corporate Secretary